Exhibit (c)(7)

Venoco Special Committee Update September 8, 2011 CONFIDENTIAL

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Table of Contents Venoco Special Committee Update Summary of Meeting Items Wall Street Analyst Reaction 1 Venoco Debt Profile 4 Process Overview 6

Wall Street Analyst Reaction

Number of Brokers: 3 6 5 5 6 5 5 5 4 4 3 3 7 4 5 5 5 6 7 7 6 8 8 8 1 1 1 1 1 2 2 2 1 1 1 1 0% 20% 40% 60% 80% 100% Sep-10 Oct-10 Nov-10 Dec-10 Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Percentage of Brokers $0 $6 $12 $18 $24 $30 Buy Hold Sell Target Price 1 Research Analyst Views on Venoco Analyst Recommendations (1) Select Pre – Offer Ratings and NAVs (1) Select Post – Offer Ratings and NAVs (1) 13 13 14 11 13 13 12 12 11 11 11 11 ____________________ (1) Source: FactSet and Wall Street research. Wall Street Analyst Reaction ($ / Share) Firm Date Rating Target Price Total NAV KeyBanc Capital Markets 08/02/11 Buy $20.00 $25.00 J.P. Morgan 08/02/11 Sell 22.00 18.69 Wells Fargo 08/02/11 Hold 13.00 13.70 Global Hunter Securities 08/04/11 Buy 20.00 22.09 Jefferies 08/02/11 Hold 16.00 16.00 Pritchard Capital 07/11/11 Buy 19.00 29.10 Credit Suisse 08/03/11 Hold 14.00 17.00 BMO Capital Markets 07/29/11 Hold 15.00 NA Average Target / NAV $17.38 $20.23 Price as of 8/4/11 11.54 11.54 Target / NAV Premium 50.6% 75.3% Firm Date Rating Target Price Total NAV KeyBanc Capital Markets 09/02/11 Buy $20.00 $25.00 J.P. Morgan 08/30/11 Sell 22.00 18.69 Wells Fargo 08/29/11 Hold 13.00 13.70 Global Hunter Securities 09/02/11 Buy 20.00 21.09 Jefferies 09/06/11 Hold 16.00 16.00 Pritchard Capital 09/08/11 Buy 19.00 29.10 Credit Suisse 09/08/11 Hold 14.00 NA BMO Capital Markets 09/02/11 Hold 14.00 NA Average Target / NAV $17.71 $20.60 Price as of 8/29/11 11.85 11.85 Target / NAV Premium 49.5% 73.8%

Wall Street Analyst Reaction

Wall Street Analyst Summary: Pre – Offer Commentary

Analyst Opinion on 2Q Results (August 2nd, 2011)

Bank	Analyst	Report Date	Price as of Report Date ($ / Share)	Rating	LTM Avg. Price Target ($ / Share)	Latest Price Target ($ / Share)	Total NAV ($ / Share)	Venoco Commentary
KeyBanc Capital Markets	Jack Aydin	8/2/2011	$12.41	Buy	$24.30	$20.00	$25.00	■ Reducing Price target to $20.00 / share from $25.00 / share ■ Based on Sevier delineation, VQ could move 7 MM bls into proved at YE 11 ■ Hastings monetization to improve liquidity ■ FY 2012 Capex exceed $400 mm; Sac Basin activity double in 2012
J.P.Morgan	Joseph Allman	8/2/2011	12.41	Underweight	16.71	22.00	18.69	■ Earnings and operations update net negative ■ Decreased 2011 production; maintained capex guidance ■ Sevier sidetrack well disappointed; question quality of Monterey position ■ Positive: higher pricing and lower LOE, production tax guidance
Wells Fargo Securities	Michael Hall	8/2/2011	11.85	Market Perform	17.83	13.00	13.70	■ Reducing value range to $12 - $14 from $15 - $17 ■ Still in holding pattern on Monterey ■ 2012 Capital expected to double; lowering capital efficiency ■ Valuation risks: commodity volatility, California regulatory risk, unconventional learning curve, heightened leverage
Global Hunter Securities	Philip McPherson (1)	8/3/2011	11.85	N/A	23.38	20.00	22.09	■ Santa Maria Basin well performance issues ■ Rig program behind schedule, looking to mid-2012 for meaningful Monterey results ■ South Ellwood pipeline to increase proved reserves 5 MMboe and boost prices by $5-$7/Bbl
Jefferies	Biju Perincheril	8/2/2011	11.85	Hold	17.50	16.00	16.00 (2)	■ Monterey is still a work in progress ■ Given expected drop in capex, 9% production increase in 2H 11 seems unlikely ■ Company encouraged by 10-acre pilot program results in Forbes and Guinda
SunTrust Robinson Humphrey	Jason Wangler	8/4/2011	11.54	Neutral	N/A (3)	N/A (3)	15.50	■ Legacy California: higher production, lower costs, higher realizations ■ Monterey now a 2012 story ■ 2012 capex would fully encompass current liquidity
Credit Suisse	Mark Lear	8/3/2011	11.85	Hold	17.35	14.00	17.00	■ Execution issues in the Monterey concerning ■ Lower non-op costs and net income taxes ■ Positive on Monterey given industry activity; upside likely realized in 2012 ■ Accelerated gas development at $4.50 per Mcf, increases skepticism on VQ capitalizing on Monterey in near-term

(1) *Note: Philip McPherson personally owns VQ common shares as of 8/30/11.*
(2) *Note: Total NAV is Proved NAV $11.50 / Share plus Monterey NAV $4.50 / Share.*
(3) *Note: Suntrust Robinson Humphrey does not publish price targets for VQ.*

2

Bank of America Merrill Lynch

Strategic Energy Advisors

Wall Street Analyst Reaction

Wall Street Analyst Summary: Post – Offer Commentary

Analyst Opinion Regarding Take Private Offer (August 26th, 2011)

Bank	Analyst	Report Date	Price as of Report Date ($ / Share)	Rating	LTM Avg. Price Target ($ / Share)	Latest Price Target ($ / Share)	Total NAV ($ / Share)	Venoco Commentary
KeyBanc Capital Markets	Jack Aydin	8/29/2011	$11.85	Buy	$24.30	$20.00	$25.00	▪ Offer at low-end of range, a 3rd party bid unlikely to be successful without CEO ▪ Financing is concern ▪ Estimate 50% probability deal goes through
J.P.Morgan	Joseph Allman	8/29/2011	11.85	Underweight	16.71	22.00	17.80	▪ Rating reflects concern about performance of over-levered company in current macro environment ▪ Skepticism regarding the Monterey ▪ Proved NAV $12.68 / Share
		8/30/2011	11.76	Underweight	16.71	22.00	18.69	▪ Risk / Reward appears unfavorable ▪ If Take Private fails, stock should decline significantly ▪ If CEO raises offer on Take Private or Special Committee opens up process to outside buyers, stock could outperform
Wells Fargo Securities	Michael Hall [1]	8/29/2011	11.85	Market Perform	17.83	13.00	13.70	▪ Market should discount offer price until clarity on financing secured
Global Hunter Securities	Philip McPherson [2]	8/30/2011	11.76	Buy	23.38	20.00	21.09	▪ Would expect CEO offer to move higher / attract buyer ▪ Share price only requires $71.5 mm of cash (additional $311 mm in debt) ▪ If strategic buyer attracted, options for CEO: 1) Block with controlling vote 2) Raise offer ▪ Outcome of deal could have wider-ranging implications for companies with >50% owners ▪ Proposal usurps fiduciary duties to minority shareholders
Jefferies	Biju Perincheril	8/29/2011	11.85	Hold	17.50	16.00	16.00 [3]	▪ Current bid seems financeable; higher offer may be needed to get deal done ▪ Higher offer likely requires participation from other equity partners ▪ Offer doesn't seem to give credit for Monterey exploration program ▪ Current investors likely to require premium for VQ's exposure to Monterey, given recent trading levels
Raymond James	John Freeman	8/29/2011	11.85	Market Perform	N/A [4]	N/A [4]	11.27	▪ Higher probability of execution due to CEO ownership ▪ Financing only real hurdle ▪ Transaction is best possible outcome for share holders
Stifel Nicolaus	Michael Scialla	8/29/2011	11.85	Hold	24.00	N/A	25.00	▪ Deal would require external financing ▪ Unlikely that successful Monterey results have been masked (unlikely strategic buyer attracted) ▪ Offer is 74% of proved reserves NAV (backstop is driving force behind offer)

(1) *Note: Wells Fargo dropped coverage of VQ on 9/1/2011 (analyst left firm).*
(2) *Note: Philip McPherson personally owns VQ common shares as of 8/30/11.*
(3) *Total NAV is Proved NAV $11.50 / Share plus Monterey NAV $4.50 / Share.*
(4) *Note: Raymond James does not publish price targets for VQ.*

3

Bank of America Merrill Lynch

Strategic Energy Advisors

Venoco Debt Profile

 Global economic concerns and the S&P downgrade of U.S. sovereign debt has cooled the debt capital markets from their peak in the first half of 2011 High yield B-rated market traded off 170bp in August in one of the worst months on record as risk premia increased materially No high yield offerings done for a month, but the market is showing signs of life with B3/B deal in the market for Calumet today Similarly, Venoco's $500 million 2019 8.875% Senior Notes issued in the early part of 2011 have traded down to a YTW of 11.085% Nonetheless, while challenging and expensive there is a fair chance Mr. Marquez can raise the approximately $275 million in debt financing permitted under the Company's restricted payments basket of the existing Senior Notes Mr. Marquez indicated he has already had financing discussions with Credit Suisse and Bank of Montreal but each firm will need to perform due diligence in order to provide firm commitments in what will likely be a highly structured instrument requiring several weeks of work to put together BofA ML suspects acquisition financing would take the form of a Term Loan B marketed to hedge funds at a material discount and greater than 10% yield Venoco Debt Profile Debt Capital Market Environment 4

Venoco Debt Profile

Covenant Highlights

Covenant Considerations

- **Change of Control**
  - As a permitted holder, the proposed transaction is not a Change of Control so long as Tim Marquez continues to own more than 50% of the voting stock of the Company
- **Limitations to Secured Debt**
  - Secured debt limited to 35% of Adjusted Net Tangible Assets or approximately $400 million [(1)]
  - Greater unsecured debt capacity under indenture but more limited current market capacity
  - Term Loan B expected to be the most attractive form of incremental indebtedness
- **Limitation on Restricted Payments**
  - The incurrence of indebtedness used to repurchase equity interests in the Company is a Restricted Payment
  - As such, the current Restricted Payments capacity governs the maximum amount of incremental debt that may be raised by the Company to finance the proposed transaction
  - **Current Restricted Payments capacity estimated to be approximately $275 million implying $100 - $125 million of incremental equity financing would be required to complete the proposed transaction at $12.50 per share**

Capitalization Summary

($MM, except per share values)

	As of June 30, 2011	
	Amount	**%**
Cash, Cash Equivalents	$3.0	-
Debt:		
Credit Facility	0.0	0.0%
11.5% Senior Notes	143.6	22.3%
8.875% Senior Notes	500.0	77.7%
Total Debt	**$643.6**	**100.0%**
Total Stockholders' Equity	**$0.2**	**0.0%**
Total Capitalization	**$643.8**	**100.0%**
Tim Marquez Ownership	$323.4	50.2%
Consolidated Net Income	(4.9)	-
RP Basket	275.0	-
Total Debt to Total Capitalization	**100.0%**	
Total Debt to Market Cap	**54.9%**	
Net Debt to LTM EBITDA	**2.9x**	
LTM EBITDA to Int. Expense	**4.6x**	

(1) *Estimate based on combined 30% ANCTA basket for Credit Facilities, 5% ANCTA general based for additional secured indebtedness and approximately $1.2 billion of ANCTA as of June 30, 2011.*

5

Bank of America Merrill Lynch
Strategic Energy Advisors

Process Overview

Process Overview Next Steps 6 During the month of September there are a number of steps the Advisors will take to position the Special Committee with information relevant to its deliberation process Information – Updated data request list to Company – Management Meeting to review recent operational results Company Marketing Material – Pre-CA executive summary – Update data room handout – Update electronic data room Proposal Received – Open channel of communication – Investigate proposed structure and financing Potential Interest in a Corporate Transaction – Re-contact companies contacted in prior process – Contact potentially interested parties not previously contacted Other Potential Transactions – Monterey JV or sale – Sacramento Basin sale – Hastings sale Restructuring Alternatives Regular updates on financing market conditions